HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

SUPPLEMENT NO. 4 DATED AUGUST 23, 2012

TO THE PROSPECTUS DATED FEBRUARY 9, 2010

This document supplements, and should be read in conjunction, with, the prospectus of Hartman Short Term Income Properties XX, Inc. (the “Company”) dated February 9, 2010 and the Supplement No. 3 dated February 8, 2012. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)

Status of our public offering;

(2)

Recent Real Estate Investments;

(3)

Revision of Suitability Standards;

(4)

Revision of the Prospectus Summary;

(5)

Revision to Questions and Answers About This Offering;

(6)

Revision to Risk Factors;

(7)

Revision to Investment Objectives and Criteria;

(8)

Revision to Meetings and Special Voting Requirements;

(9)

Incorporation by reference of certain  information into our prospectus;

(10)

Modified form of Subscription Agreement.

1.

Status of Our Public Offering

We commenced our initial public offering of 27,500,000 shares of common stock on February 9, 2010.  Of these shares, we are offering 25,000,000 shares in a primary offering and have reserved and are offering 2,500,000 shares pursuant to our distribution reinvestment plan.  Pursuant to the terms of the offering, we were required to deposit all subscription proceeds in escrow pursuant to the terms of the Escrow Agreement with Trustmark Bank until we received subscription aggregating at least $2,000,000.  As of December 20, 2010, we had satisfied these conditions of the Escrow Agreement.  As of August 1, 2012 we had accepted investors’ subscriptions for, and issued, 2,828,657.9764 shares of our common stock in the offering, resulting in gross proceeds of $27,799,693.88.

2.

Recent Real Estate Investments

The following information and supplements should be read in conjunction with the section of our prospectus captioned “Prospectus Summary- Description of Properties and Real Estate-Related Investments to be Developed or Acquired beginning on page 10 of the prospectus:

Cooper Street Plaza

 On May 11, 2012, the Company acquired a fee simple interest in a 127,696 square foot shopping center located in Arlington, Texas commonly known as Cooper Street Plaza through a wholly owned subsidiary, Hartman Cooper Street Plaza, LLC (“Cooper Street LLC”).  Cooper Street LLC acquired Cooper Street Plaza from Regency Centers, LP, an unrelated third party seller, for a purchase price of $10,612,500, exclusive of closing costs.

Cooper Street Plaza was constructed in 1992.  It was 92% occupied on the date of purchase.  Major tenants are Home Depot Garden Center, Office Depot, K&G Men’s Store and TGI Friday’s.

Significant Tenants

The following table sets forth information about the five largest tenants of Cooper Street Plaza as of August 1, 2012, based upon their current annual base rent:

Tenant Name	Base Rent	Rentable SF	Initial Lease Date	Year Expiring
K&G Men’s Company	$ 338,334	31,473	7/2007	2017
Home Depot	304,632	35,840	5/2002	2023
Office Max	150,500	21,500	11/2011	2014
Mattress Firm, Inc.	96,050	3,588	12/2011	2018
TGI Friday’s Inc.	93,216	5,568	10/2007	2017

Financing

In connection with the acquisition of Cooper Street Plaza, the Company and its wholly owned subsidiaries, Cooper Street, LLC and Hartman Richardson Heights Properties, LLC (“Richardson Heights, LLC”), entered into an agreement for a revolving loan (the “Loan” ) with Texas Capital Bank, NA (the “Lender”) to provide up to $30 million of loan proceeds with an initial draw of $14 million.  The Loan is secured by Deed of Trust liens on Cooper Street Plaza and the Richardson Heights Shopping Center (“Richardson Heights Center”) owned by Richardson Heights, LLC.  Proceeds of the Loan were used to (1) pay in full a $9.575 million loan secured by Richardson Heights Property (2) pay loan fees and related costs, and (3) to partially fund the purchase price of Cooper Street Plaza.

The Loan has a maturity date of May 10, 2015.  Interest on the outstanding principal balance of the Loan accrues at the rate designated by Lender as its Base Rate plus one percent (1%), but never less than five percent (5.0%) per annum.  Interest is payable monthly.

Haute Harwin Fashion Center

On May 2, 2012, the Company purchased a non-performing promissory note in the original amount of $5,200,000 (the “Note”) from Wells Fargo Bank, N.A., as Trustee for the Registered Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-C6 for $3,215,237.  The Note was secured by a Deed of Trust on a 39,105 square foot shopping center located at 6959 Harwin Drive, Houston, Texas, known as Haute Harwin Fashion Center which was owned by Parisaam Houston, LLC (“Parisaam”).

Parisaam defaulted under the terms of the Deed of Trust and on August 7, 2012, the Company foreclosed its lien and purchased Haute Harwin Fashion Center for the outstanding balance on the Note.

Significant Tenants

The following table sets forth information about the five largest tenants of Haute Harwin Fashion Center as of August 1, 2012, based upon their current annual base rent:

Tenant Name	Base Rent	Rentable SF	Initial Lease Date	Year Expiring
Accessory Outlet	$100,974	5,854	11/2004	2014
All Dressed Up	51,456	2,680	12/2004	2012
Exclusive Wireless, Inc.	42,000	4,282	8/2011	2013
Denim Factory	36,000	5,498	6/2008	2012
Iglesia Palabra Church	36,000	4,611	8/2011	2013

3. Revision of Suitability Standards

The following information supersedes and replaces the fifth paragraph in the section of our prospectus captioned “Suitability Standards- General” beginning on page 1 of the prospectus and similar disclosures elsewhere in the prospectus:

Several states have established suitability requirements that are more stringent than our standards described above. Shares will be sold only to investors in these states who meet our suitability standards set forth above along with the special suitability standards set forth below:

•

For Kansas Residents – It is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other direct participation investments. Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

•

For Alabama, Kentucky, Massachusetts, Michigan and Pennsylvania Residents – Shares will only be sold to residents of the States of Alabama, Kentucky, Massachusetts, Michigan and Pennsylvania representing that they have a liquid net worth of at least ten times their investment in us and other similar direct participation programs and that they meet one of our suitability standards.

•

For Missouri and Tennessee Residents – Shares will only be sold to residents of the States of Missouri and Tennessee representing that they will not invest, in the aggregate, more than 10% of their liquid net worth in us and that they meet one of our suitability standards.

•

For California Residents – Shares will only be sold to residents of the State of California representing that they will not invest, in the aggregate, more than 10% of their net worth (excluding the value of an investor’s home, furnishings and automobiles) in us and who have a gross annual income of at least $70,000 and a net worth (excluding the value of an investor’s home, furnishings and automobiles) of at least $120,000 or a minimum net worth of $250,000 (excluding the value of an investor’s home, furnishings and automobiles).

•

For Iowa, Massachusetts, Michigan, Nebraska, New Mexico, Ohio and Pennsylvania Residents – Shares will only be sold to residents of the States of Iowa, Massachusetts, Michigan, Nebraska, New Mexico, Ohio and Pennsylvania representing that they have a liquid net worth of at least ten times their investment in us and our affiliates and that they meet one of our suitability standards. In the case of Iowa and Nebraska residents, Shares will only be sold to investors who have a minimum Net Worth of $100,000 (exclusive of home, auto and furnishings) and annual income of $70,000 or, in the alternative, a Net Worth of $350,000 (exclusive of home, auto and furnishings).

4.

Revision of the Prospectus Summary

The following information supersedes and replaces the bullet point two in the section of our prospectus captioned “Prospectus Summary- Summary Risk Factors” beginning on page 7 of the prospectus:

•

There is no public trading market for our shares, and we cannot assure you that one will ever develop. Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. Furthermore, if we do not achieve our goal of commencing a liquidation, listing or merging with another Hartman sponsored entity within five years after the termination of this offering, your shares may continue to be illiquid and you may, for an indefinite period of time, be unable to convert your investment into cash easily with minimum loss. In addition, our charter prohibits the ownership of more than 9.8% of our outstanding shares of common or preferred stock, unless exempted by our board of directors. Until our shares are publicly traded, you will have difficulty selling your shares, and even if you are able to sell your shares, you will likely have to sell them at a substantial discount.

The following information supersedes and replaces the second paragraph in the section of our prospectus captioned “Prospectus Summary- Description of Properties and Real Estate-Related Investments to be Developed or Acquired” beginning on page 10 of the prospectus:

We may invest in a wide variety of light commercial properties, including, without limitation, office buildings, business and industrial parks, manufacturing facilities, single-tenant properties, warehouses and distribution facilities. We may purchase properties that have been constructed and have operating histories, are newly constructed, are under development or construction, or are not yet developed. Additionally, as a property reaches what we believe to be its optimum value, we will consider disposing of the property and may do so for the purpose of either distributing the net sale proceeds to our stockholders or investing the proceeds in other properties that we believe may produce a higher overall future return to our investors. We anticipate that such dispositions typically would occur within five years after the termination of this offering. However, we may consider investing in properties with a different anticipated holding period in the event such properties provide an opportunity for an attractive overall return.

The following information supersedes and replaces the section of our prospectus captioned “Prospectus Summary- Listing or Liquidation” beginning on page 20 of the prospectus:

We intend to begin the process of liquidating our assets, listing our shares or merging with another Hartman sponsored entity within five years of the termination of this primary offering.

Market conditions and other factors could delay the commencement of our liquidation, the listing of our shares on a national securities exchange or our merger with another Hartman sponsored entity beyond five years from the termination of this offering. Even after we decide to liquidate, we would attempt to conclude our liquidation in a prudent manner depending on real estate and financial markets, economic conditions of the areas in which the properties are located and federal income tax effects on stockholders that may prevail in the future. After commencing a liquidation, we would continue in existence until all properties are sold and our other assets are liquidated.

5.

Questions and Answers About This Offering

The following information supersedes and replaces the seventh and thirteenth questions in the section of our prospectus captioned “Questions and Answers About This Offering” beginning on page 25 of the prospectus:

Q:

 What is an unlisted finite-life public REIT?

A: We have publicly registered the sale of our shares but we have determined not to list our shares on an exchange for public trading at this time. We intend to begin the process of liquidating our assets, listing our shares or merging with another Hartman sponsored entity within five years of the termination of this primary offering.  If we do not begin the process of liquidating our assets or listing our shares within ten years of the termination of this primary offering, our charter requires that our Board of Directors call a stockholders meeting to present a proposal for the orderly disposition of the company’s assets or an alternate strategy such as a merger.  Prior to making an acquisition, we will perform an individual analysis of the asset to determine whether it meets our investment criteria, including the probability of sale at an optimum price within our targeted fund life.

Q:

How will you decide to sell one or more assets?

     A:

As each of our investments reach what we believe to be its optimum value, we will consider disposing of the investment and may do so for the purpose of either distributing the net sale proceeds to our stockholders or investing the proceeds in other assets that we believe may produce a higher overall future return to our investors.  We anticipate that any such dispositions typically would occur within five years from the termination of this offering. However, in accordance with our investment objective of achieving maximum capital appreciation, we may sell a particular property or other asset before or after this anticipated holding period if, in the judgment of our advisor and our board of directors, selling the asset is in our best interest. The determination of when a particular investment should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property or other investment is anticipated to decline substantially, whether we could apply the proceeds from the sale of the asset to make other investments consistent with our investment objectives, whether disposition of the asset would allow us to increase cash flow, and whether the sale of the asset would constitute a prohibited transaction under the Internal Revenue Code or otherwise impact our status as a REIT.

6.

Revision of Risk Factors

The following information supersedes and replaces the second paragraph of the sixth risk factor in the section of our prospectus captioned “Risk Factors- Risks Related to Our Business in General” beginning on page 39 of the prospectus:

•

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

In order to be excluded from regulation under the Investment Company Act, we intend to engage primarily in the business of buying real estate, mortgages and other liens on or interests in real estate. The position of the SEC staff generally requires us to maintain at least 55% of our assets directly in qualifying real estate interests in order for us to maintain our exemption.

The following information supersedes and replaces the eleventh risk factor in the section of our prospectus captioned “Risk Factors- Risks Related to Our Business in General” beginning on page 42 of the prospectus:

•

We may not successfully implement our exit strategy, in which case you may have to hold your investment for an indefinite period.

We intend to begin the process of liquidating our assets, listing our shares or merging with another Hartman sponsored entity within five years of the termination of this primary offering.

7.

Revision of Investment Objectives and Criteria

The following information supersedes and replaces the first two paragraphs of the section of our prospectus captioned “Investment Objectives and Criteria- General” beginning on page 86 of the prospectus and similar disclosures elsewhere in the prospectus:

We intend to acquire and operate commercial real estate and real estate-related assets. In particular, we will focus generally on acquiring primarily newly-developed, income-producing light industrial real properties, retail properties and other commercial buildings. These properties may be existing, income-producing properties, newly constructed properties or properties under development or construction. We expect to make our investments in or in respect of real estate assets located in the United States and other countries based on our view of existing market conditions.

Our primary investment objectives are:

•

to realize growth in the value of our investments within five years of the termination of this offering;

•

to preserve, protect and return your capital contribution;

•

to grow net cash from operations such that more cash is available for distributions to you; and

•

to enable you to realize a return of your investment by beginning the process of liquidating and distributing cash to you, by listing our shares for trading on a national securities exchange or by merging with another Hartman sponsored entity within five (5) years after termination of this offering.

We intend to begin the process of liquidating our assets, listing our shares by merging with another Hartman sponsored entity within five years of the termination of this primary offering.  We believe that we will require up to 2 to 3 years after the close of this offering to acquire a portfolio of real property assets, up to 5 years to fully lease the properties and bring them to their potential value. After that time, we expect to commence the sale and liquidation of our portfolio or cause our shares to be listed for sale on a national securities exchange. We believe that our projected time table is a short term cycle in the context of a real estate investment fund raising capital, acquiring a portfolio of properties, bringing the properties up to their potential in income and value, and liquidating the portfolio.

The following information supersedes and replaces paragraph four in the section of our prospectus captioned “Investment Objectives and Criteria- Acquisition and Investment Policies” beginning on page 87 of the prospectus:

We intend to hold our assets for up to five years from the termination of this offering. We believe that holding our assets for this period will enable us to capitalize on the potential for increased income and capital appreciation of such assets while also providing for a level of liquidity consistent with our investment strategy and fund life. Though we will evaluate each of our assets for capital appreciation generally within a targeted holding period of five years from the termination of this offering, we may consider investing in properties and other assets with a different holding period in the event such investments provide an opportunity for an attractive return in a period that is consistent with the life of this fund. Further, economic or market conditions may influence us to hold our investments for different periods of time.

The following information supersedes and replaces the first paragraph in the section of our prospectus captioned “Investment Objectives and Criteria- Investments in Real Property” beginning on page 88 of the prospectus:

In executing our investment strategy with respect to investments in real property, we will seek to invest in assets that we believe may be repositioned or redeveloped so that they will reach an optimum value within five years from the termination of this offering. We may develop or acquire properties with lower tenant quality or low occupancy rates and reposition them by seeking to improve the property, tenant quality and occupancy rates and thereby increase lease revenues and overall property value. Further, we may invest in properties that we believe are an attractive value because all or a portion of the tenant leases expire within a short period after the date of acquisition, and we intend to renew leases or replace existing tenants at the properties for improved returns. We may acquire properties in markets that are depressed or overbuilt with the anticipation that, within our targeted holding period, the markets will recover and favorably impact the value of these properties. We may also acquire properties from sellers who are distressed or face time-sensitive deadlines with the expectation that we can achieve better success with the properties. Many of the markets where we will acquire properties may have high growth potential in real estate lease rates and sale prices. To the extent feasible, we will invest in a diversified portfolio of properties in terms of geography, type of property and industry of our tenants that will satisfy our investment objectives of preserving our capital and realizing capital appreciation upon the ultimate sale of our properties. In making investment decisions for us, our advisor will consider relevant real estate property and financial factors, including the location of the property, its suitability for any development contemplated or in progress, its income-producing capacity, the prospects for long-range appreciation and its liquidity and income tax considerations.

The following information supersedes and replaces the section of our prospectus captioned “Investment Objectives and Criteria- Disposition Policies” beginning on page 92 of the prospectus:

As each of our investments reaches what we believe to be its optimum value during the expected life of our Company, we will consider disposing of the investment and may do so for the purpose of either distributing the net sale proceeds to our stockholders or investing the proceeds in other assets that we believe may produce a higher overall future return to our investors. We anticipate that any such dispositions typically would occur within five years from the termination of this offering. However, in accordance with our investment objective of achieving maximum capital appreciation, we may sell a particular property or other asset before or after this anticipated holding period if, in the judgment of our advisor and our board of directors, selling the asset is in our best interest. The determination of when a particular investment should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property or other investment is anticipated to decline substantially, whether we could apply the proceeds from the sale of the asset to make other investments consistent with our investment objectives, whether disposition of the asset would allow us to increase cash flow, and whether the sale of the asset would constitute a prohibited transaction under the Internal Revenue Code or otherwise impact our status as a REIT. Our ability to dispose of property during the first few years following its acquisition is restricted to a substantial extent as a result of our REIT status. Under applicable provisions of the Internal Revenue Code regarding prohibited transactions by REITs, a REIT that sells property other than foreclosure property that is deemed to be inventory or property held primarily for sale in the ordinary course of business is deemed a “dealer” and subject to a 100% penalty tax on the net income from any such transaction. As a result, our board of directors will attempt to structure any disposition of our properties to avoid this penalty tax through reliance on safe harbors available under the Internal Revenue Code for properties held at least two years or through the use of a taxable REIT subsidiary or TRS, a regular domestic taxable corporation that we would form as a subsidiary to sell properties that might be subject to the prohibited transactions tax if we were to sell those properties directly. See “Federal Income Tax Considerations – Taxation of the Company.”

When we determine to sell a particular property or other investment, we will seek to achieve a selling price that maximizes the capital appreciation for investors based on then-current market conditions. We cannot assure you that this objective will be realized. The selling price of a leased property will be determined in large part by the amount of rent payable by the tenants. The terms of payment will be affected by custom in the area in which the property being sold is located and the then-prevailing economic conditions.

Depending upon then prevailing market conditions, it is our intention to begin pursuing an exit strategy within five years after the termination of this primary offering.  We may begin the process of liquidating our assets and distributing the net proceeds to our stockholders, seeking to list our shares on a national securities exchange, or merging with another Hartman sponsored entity. If we do not begin the process of liquidating our assets or listing our shares within ten years of the termination of this primary offering, our charter requires that our Board of Directors call a stockholders meeting to present a proposal for the orderly disposition of the company’s assets or an alternate strategy such as a merger. The proposal would include information regarding appraisals of our portfolio. If our stockholders did not approve the proposal, we would obtain new appraisals and resubmit the proposal by proxy statement to our stockholders up to once every two years.

Market conditions and other factors could cause us to delay the commencement of our exit strategy beyond five years from the termination of this offering. Even if we decide to liquidate, we are under no obligation to conclude our liquidation within a set time because the timing of the sale of our assets will depend on real estate and financial markets, economic conditions of the areas in which the properties are located and federal income tax effects on stockholders that may prevail in the future, and we cannot assure you that we will be able to liquidate our assets. After commencing a liquidation, we would continue in existence until all properties are sold and our other assets are liquidated.

8.

Meetings and Special Voting Requirements

The following information supersedes and replaces the fifth paragraph in the section of our prospectus captioned “Description of Shares - Meetings and Special Voting Requirements” beginning on page 113 of the prospectus:

Holders of shares of our common stock are entitled to receive a copy of our stockholder list upon request in connection with the exercise of their voting rights or for other proper and legitimate purposes. Such list may not be used for a commercial purpose other than in the interest of the stockholders relative to our affairs. The list provided by us will include each common stockholder’s name, address and telephone number and the number of shares owned by each common stockholder, and will be sent within ten days of the receipt by us of the request. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. Holders of shares of our common stock and their representatives shall also be permitted access to all of our records, at reasonable times and may inspect and copy any of them for a reasonable cost. We have the right to ask that a requesting stockholder represent to us that the list and those records identified above will not be used to pursue commercial interests unrelated to the interest of the stockholder’s interest in the Company.

9.

Incorporation by Reference

We have elected to “incorporate by reference” certain information into this prospectus supplement.  By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the Securities and Exchange Commission, or “SEC”.  The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus.  The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-154750) except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

(1)

Current Reports on Form 8-K filed with the SEC on December 17, 2010, December 28, 2010,  April 13, 2011, April 20, 2011, April 27, 2011, May 27, 2011, June 30, 2011, July 20, 2011, July 28, 2011, August 12, 2011, September 13, 2011, November 3, 2011, November 4, 2011, January 3, 2012, February 1, 2012, March 22, 2012, April 25, 2012, May 8, 2012 and May 18, 2012;

(2)

Annual Report on Form 10-K filed with the SEC on March 31, 2010, March 31, 2011 and April 12, 2012;

(3)

Quarterly Report on Form 10-Q filed with the SEC on May 14, 2010, August 13, 2010, November 15, 2010, May 18, 2011, August 17, 2011, November 14, 2011, May 15, 2012 and August 15, 2012 and on Form 10-Q/A filed with the SEC on April 13, 2011 and August 18, 2011;

All of the documents that we have incorporated by reference into this prospectus are available on the SEC’s website, www.sec.gov.  In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549.  Copies also can be obtained by mail from the Public Reference Room at prescribed rates.  Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

In addition, we will provide to each person, including any beneficial owner of our common stock, to whom this prospectus is delivered, a copy of any of all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus.  To receive a free copy of any of the documents incorporated by reference in the prospectus, other than the exhibits, unless they are specifically incorporated by reference in those documents, write us at 2909 Hillcroft, Ste. 420, Houston, Texas 77057, Attention: Investor Relations, or contact our offices at (713) 467-2222.  The documents also may be accessed on the link to our website at www.hi-reit.com. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

Hartman Short Term Income Properties XX, Inc.

SUBSCRIPTION AGREEMENT

See pages 132- 136 of the Final Prospectus for instructions

1.	INVESTMENT

Minimum Purchase $10,000; $5,000 for IRAs	Make Investment Checks Payable to:
__________________ ___________	Hartman Short Term Income Properties XX, Inc.
Total $ Invested # of Shares

2.	LIQUIDITY

I have received the Final Prospectus and acknowledge that this
investment is considered illiquid.	Initials	Initials

3.	TYPE OF OWNERSHIP

NON QUALIFIED		QUALIFIED***
☐ Individual ☐ Joint Tenants with Rights of Survivorship (JTWROS) ☐ Joint Tenants in Common (JTIC) ☐ Uniform Gift to Minors Act (UGMA) ☐ Partnership ☐ Corporation ** ☐ Pension or Profit Sharing Plan

☐ Trust * / Trust Type:________

(Please specify, i.e. family, living, revocable, etc.)

☐ Other: ___________________

* Must attach a copy of title and signature page of trust document

** Must include requisite resolutions of the board of directors.

☐  IRA/IRA Rollover

☐  Qualified Pension Plan

☐  Qualified Profit Sharing Plan

☐  KEOGH

☐  Other: _________________

*** All IRA accounts must be forwarded to custodian for processing and signatures. Custodian will then submit to Hartman Short Term Income Properties XX, Inc.

4.	INVESTOR NAME AND ADDRESS

Skip this section if it is the same as the registration information in section 5. This is typical in the case of individual and joint accounts.

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Dr. ☐ Other _________ Name(s)	Taxpayer Identification Number __ __ - __ __ __ __ __ __ __
Social Security Number
__ __ __ - __ __ - __ __ __ __
Trust & Custodial accounts must provide a TIN and a SSN

Street Address or P.O. Box

City	State	Zip Code

Home Phone Number	E-Mail

(ALL FOUR PAGES MUST BE COMPLETED)

5.	REGISTRATION INFORMATION AND ADDRESS

Please print name (s) in which shares are to be registered. Include trust or custodial name, if applicable. Hartman Short Term Income Properties XX, Inc. (the “Company”) does not provide custodial services; therefore, if this is a custodial account, a custodian must be selected and indicated below. Also, custodian must sign and process paperwork prior to submission to the Company.

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Dr. ☐ Other _________ Name(s)		Taxpayer Identification Number __ __ - __ __ __ __ __ __ __
Social Security Number
__ __ __ - __ __ - __ __ __ __
Trust & Custodial accounts must provide a TIN and a SSN
Street Address or P.O. Box
City	State	Zip Code

Home Phone Number	Occupation
Birth Date

6. ___  INVESTOR ACKNOWLEDGEMENT (PLEASE SEPARATELY INITIAL EACH OF THE REPRESENTATIONS BELOW)___

In order to induce the Company to accept this subscription, I (we) hereby represent and warrant to the Company as follows:

(a)	I have received the Final Prospectus.
		Initials	Initials
(b)	I accept and agree to the terms and conditions of the Company charter.
		Initials	Initials
(c)	I am purchasing the Shares for my own account and I further acknowledge that the investment is not liquid.
		Initials	Initials

The Sponsor or any person selling shares on behalf of the Sponsor or the Company may not complete a sale of shares to a shareholder until at least five business days after the date the shareholder receives the final Prospectus.

The Sponsor or the person designated by the Sponsor shall send each shareholder a confirmation of his or her purchase.

7. ___ DISTRIBUTIONS (YOU MUST CHECK ONE OF THE FOLLOWING) _________________________________

NOTE: Hartman Short Term Income Properties XX, Inc. does not provide custodial services. If this is a custodial account, please ensure that you have completed Section 5 appropriately and indicated the name of the custodian.

☐	I prefer to participate in the Dividend Reinvestment Plan with the transfer agent selected in the Final Prospectus
☐	I prefer distributions be paid to me at my address listed under Section 5
☐	I prefer to direct distributions to a party other than the registered owner per my instructions below
☐	I prefer distributions to be deposited directly into the following account: Checking ☐ Savings ☐
I wish to have my distributions deposited via: U.S. Mail ☐ Electronic Deposit ☐
(If you wish to have your distributions deposited electronically, please include the appropriate voided check)

Institution

Name     _______________________________________   Account Number _______________________________

Name on

Account _______________________________________ ABA Routing Number ____________________________

Street Address or P.O. Box _______________________________________________________________________

City ___________________________________ State____________________ Zip Code _____________________

I declare that the information supplied above is true and correct and may be relied upon by the Company in connection with my investment in Hartman Short Term Income Properties XX, Inc. Under penalties of perjury, by signing this Signature Page, I hereby certify that (a) I have provided herein my correct Taxpayer Identification Number, and (b) I am not subject to back-up withholdings as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified me that I am no longer subject to back-up withholding.

(MUST BE SIGNED BY INVESTOR (S) OR TRUSTEE (S) AND, IF QUALIFIED PLAN, BY CUSTODIAN)

Signature of investor or trustee              Signature of joint owner, or custodian if applicable        Date

8. __ BROKER DEALER (TO BE COMPLETED BY REGISTERED REPRESENTATIVE) _________________

The registered representative must sign below to complete order. The registered representative warrants that it is a duly licensed Broker-Dealer or authorized representative and may lawfully offer shares in the state designated as the investor’s address or the state in which the sale was made, if different. The registered representative warrants that he has reasonable grounds to believe this investment is suitable for the subscriber and that he has informed subscriber of all aspects of liquidity and marketability of this investment.

Broker Dealer Name

BD Address

City	State	Zip Code

Reg. Rep.	Rep. Phone Number

Rep. Address

City	State	Zip Code

Email Address

Representative CRD #:	BD Representative #:

Registered representative signature	Broker-Dealer signature, if required by Broker Dealer

9. ___	SUITABILITY ACKNOWLEDGEMENT

(PLEASE SEPARATELY INITIAL EACH OF THE REPRESENTATIONS BELOW)

In order to induce the Company to accept this subscription, I (we) hereby represent and warrant to the Company as follows:

I (we) have a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more, or that I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the final Prospectus under “Suitability Standards.

Initials

I (we) have a net worth (as determined above) of at least $70,000 and had during the last year or estimate that I (we) will have during the current tax year a minimum of $70,000 annual gross income, or that I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the final Prospectus under “Suitability Standards.”

Initials
I (we) have reviewed and signed the supplemental subscription agreement for my (our) state of primary residence.
Initials
For residents of Missouri and Tennessee only: My (our) aggregate investment in the Company does not exceed 10% of my (our) liquid net worth and I (we) meet one of the Company’s suitability standards.
Initials

For residents of California only: My (our) aggregate investment in the Company does not exceed 10% of my (our) net worth (excluding home, home furnishing and automobiles) and I (we) have either (1) a gross annual income of at least $70,000 and a net worth (as determined above) of at least $120,000 or (2) a net worth of at least $250,000 (as determined above).

Initials

For residents of Kansas only: I (we) acknowledge that it is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other direct participation investments.  “Liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Initials

For residents of Alabama, Kentucky, Massachusetts, Michigan, and Pennsylvania only: My (our) liquid net worth is at least 10 times my (our) maximum investment in the Company and other similar direct participation programs and I (we) meet one of the Company’s suitability standards.

Initials

For residents of Iowa and Nebraska only: My (our) investment in the Company and its affiliates does not exceed 10% of my (our) liquid net worth and I (we) have either (1) a minimum net worth of $100,000 (exclusive of home, auto and furnishings) and an annual income of $70,000 or, (2) a minimum net worth of $350,000 (exclusive of home, auto and furnishings).

Initials

For residents of Massachusetts, Michigan, New Mexico, Ohio and Pennsylvania only: My (our) investment in the Company and its affiliates does not exceed 10% of my (our) liquid net worth and I (we) meet one of the Company’s suitability standards

Initials
For residents of Alabama, Ohio and Tennessee only: I (we) acknowledge that I (we) are not eligible to participate in the Automatic Purchase Plan.
Initials

10.	___ SIGNATURES

I (We) represent to you that (a) the information contained herein is complete and accurate and may be relied upon by you and (b) I (We) will notify you immediately of any material adverse change in any of such information occurring prior to the acceptance of my subscription.

In WITNESS WHEREOF, I (We) have initialed the foregoing statements and executed this Subscription Agreement Signature Page this _____ day of____________________, 2012.

Individual Investors:
Print or Type Name

Signature

Address

Print or Type Name

Signature

Address

Please mail completed Subscription Agreement (with all signatures) and personal check(s) made payable to

Hartman Short Term Income Properties XX, Inc.

c/o Phoenix American Financial Services

2401 Kerner Blvd

San Rafael, CA 94901

1-800-880-2212 - Investor Relations